Exhibit 99.1

FOR IMMEDIATE RELEASE

Benihana Inc. Announces the Retirement of CEO Joel A. Schwartz Restaurant Veteran Richard C. Stockinger to Assume CEO Position

MIAMI, FLORIDA, Feburary 10, 2009 — Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today announced the retirement of Joel A. Schwartz as Chairman of the Board and Chief Executive Officer of the Company. Effective immediately, Board member Richard C. Stockinger, former President of The Patina Restaurant Group, LLC, will assume the Chief Executive Officer position, Darwin C. Dornbush, a former director of the Company, will become non-executive Chairman of the Board, and John E. Abdo, a long time standing member of the Board, will become Vice Chairman.

Mr. Schwartz commented, “It has been a privilege to be with the Company as it has grown to three chains, Benihana, RA Sushi and Haru, and over 100 restaurants worldwide, but I look forward to spending more time with my family and on my philanthropic activities. I am very pleased that Mr. Stockinger, a respected industry veteran and a Benihana Board member, will succeed me. He understands the value of the Benihana brands, and has all the skills necessary to be a strong and effective leader of the Company.”

Mr. Stockinger stated, “I am convinced that Benihana has all of the strengths to weather and even thrive in the difficult environment it faces—outstanding brand recognition for its core teppanyaki concept, exciting newer brands, RA Sushi and Haru, which broaden the Company’s demographic appeal and geographic reach, and most important, a hard working, energetic and dedicated employee base. I couldn’t be more pleased with the opportunity and am fully confident that the Company can meet the challenges it faces.”

Mr. Stockinger joined the Board of Benihana Inc. in 2007 following a 25-year tenure at The Patina Restaurant Group, LLC and its predecessor Restaurant Associates, Inc. during which he served in various senior capacities, including from 2003 to 2008, as President. During that tenure he played a significant role in the sales, acquisition and turnaround at California Pizza Kitchen, El Torito and Au Bon Pain. Mr. Stockinger also serves on the Board of Directors of the National Kidney Foundation of Greater New York.

Darwin C. Dornbush is a founding partner of the New York law firm Dornbush, Schaeffer, Strongin & Venaglia, LLP and has been practicing law at that law firm for more than forty years. He was a director of the Company from 1995 to 2005 and currently serves as a special consultant to the Company.

John E. Abdo is Vice Chairman of BankAtlantic Bancorp and has been so for 25 years.

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 94 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 22 RA Sushi Bar restaurants. Under development at present are ten restaurants — five Benihana teppanyaki restaurants and five RA Sushi restaurants. In addition, 20 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video

Investor Relations:
ICR
Raphael Gross/Tom Ryan, 203-682-8200

Media Relations:
Fleishman-Hillard
Chad Corley, 404-739-0149